Humboldt Village, L.P.

Audited Financial Statements

and Supplemental Information

December 31, 2009 and 2008

1284 W. Flint Meadow Drive, Suite D      Kaysville, Utah 84037      Phone: (801) 927-1337      Fax: (801) 927-1344

Humboldt Village, L.P.

Contents

Page

Independent Auditors’ Report	1

Financial Statements:

Balance Sheets	2-3

Statements of Operations	4

Statements of Changes in Partners’ Equity	5

Statements of Cash Flows	6

Notes to Financial Statements	7-11

Supplemental Information	12-13

Report on Internal control over Financial Reporting and on Compliance and Other Matters based on an Audit of Financial Statements Performed in Accordance with Government Auditing Standards	14-15

Schedule of Findings and Questioned Costs	16

Schedule of Findings and Questioned Costs - Prior Year	17

Report of Independent Registered Public Accounting Firm

To the Partners

Humboldt Village, L.P.

Winnemucca, Nevada

We have audited the accompanying balance sheets of Humboldt Village, L.P. (the Partnership), as of December 31, 2009 and 2008, and the related statements of operations, changes in partners’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America, the standards of the Public Company Accounting Oversight Board (United States of America) and the standards applicable to financial audits contained in Government Auditing Standards, issued by the Comptroller General of the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Partnership, at December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

In accordance with Government Auditing Standards, we have also issued a report dated March 9, 2010, on our consideration of the Partnership’s internal control over financial reporting. The purpose of that report is to describe the scope of our testing of internal control over financial reporting and the results of that testing and not to provide an opinion on the internal control over financial reporting. That report is an integral part of an audit performed in accordance with Government Auditing Standards and should be read in conjunction with this report considering the results of our audit.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental information shown on page 13 is presented for purposes of additional analysis and is not a required part of the basic financial statements of the Partnership. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.

/s/ Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC

Kaysville, Utah

March 9, 2010

1

Humboldt Village, L.P.

Balance Sheets

	December 31, 2009	December 31, 2008
Assets

Current assets:
Cash	$35,497	$83,304
Total current assets	35,497	83,304

Restricted deposits and funded reserves:
Tenants’ security deposits	17,250	18,100
Tax and insurance escrow	11,803	7,518
Reserve account	269,096	235,852
Total restricted deposits and funded reserves	298,149	261,470

Property and equipment:
Land	79,000	79,000
Buildings and improvements	4,016,325	4,016,325
Furniture and equipment	244,159	237,459
Total property and equipment	4,339,484	4,332,784
Less accumulated depreciation	(748,186)	(610,415)
Net property and equipment	3,591,298	3,722,369

Other assets:
Syndication fees, net of amortization of $5,000 and $4,000, respectively	10,000	11,000
Total other assets	10,000	11,000

Total assets	$3,934,944	$4,078,143

See accompanying notes to financial statements.

2

	December 31, 2009	December 31, 2008
Liabilities and Partners’ Equity

Current liabilities:
Accrued interest	$2,662	$2,693
Current maturities of long-term debt (Note 2)	25,659	24,583
Total current liabilities	28,321	27,276

Deposits and prepaid liabilities:
Tenants’ security deposits	17,115	17,036

Long-term liabilities: (Note 2)
Mortgage payable - Rural Development, less current portion	1,454,605	1,461,452
Mortgage payable - Nevada Housing Division, less current portion	831,287	846,373
Total long-term liabilities	2,285,892	2,307,825

Total liabilities	2,331,328	2,352,137

Partners’ equity	1,603,616	1,726,006

Total liabilities and partners’ equity	$3,934,944	$4,078,143

See accompanying notes to financial statements.

3

Humboldt Village, L.P.

Statements of Operations

	Year Ended	Year Ended
	December 31, 2009	December 31, 2008
Revenues:
Rent	$107,629	$134,689
Rental assistance	242,282	227,201
Interest subsidy	60,747	61,322
Laundry	3,364	4,142
Other income	1,492	1,254
Total revenues	415,514	428,608

Expenses:
Maintenance and operating	78,798	78,027
Utilities	41,770	40,843
Administrative	57,183	54,205
Management fee	39,340	38,367
Taxes	31,237	30,203
Insurance	9,447	8,996
Interest	101,426	102,516
Overage	690	115
Depreciation	137,771	144,414
Amortization of syndication fees	1,000	1,000
Total expenses	498,662	498,686

Operating loss	(83,148)	$(70,078)

Other income and expenses:
Interest income	2,277	3,312
Total other income and expenses	2,277	3,312

Net loss	$(80,871)	$(66,766)

See accompanying notes to financial statements.

4

Humboldt Village, L.P.

Statements of Changes in Partners’ Equity

Years Ended December 31, 2009 and 2008

Balance, January 1, 2008	$1,746,356
Net loss	(66,766)
Capital Contributions	87,935
Partner distributions	(41,519)
Balance, December 31, 2008	$1,726,006

Balance, January 1, 2009	$1,726,006
Net loss	(80,871)
Partner distributions	(41,519)
Balance, December 31, 2009	$1,603,616

See accompanying notes to financial statements.

5

Humboldt Village, L.P.

Statements of Cash Flows

Years Ended December 31, 2009 and 2008

	Year Ended	Year Ended
	December 31, 2009	December 31, 2008
Cash flows from operating activities:
Net loss	$(80,871)	$(66,766)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	137,771	144,414
Amortization	1,000	1,000

Decrease (increase) in:
Tenants’ security deposits	850	(500)
Tax and insurance escrow	(4,285)	5,695

Increase (decrease) in:
Accrued interest	(31)	(30)
Tenant security deposits	79	(295)
Net cash provided by operating activities	54,513	83,518

Cash flows from investing activities:
Decrease (increase) in reserve account	(33,244)	22,211
Purchases of property and equipment	(6,700)	(21,650)
Net cash provided by (used in) investing activities	(39,944)	561

Cash flows from financing activities:
Principal payments of mortgage payable -Rural Development	(5,924)	(5,558)
Principal payments on note payable -Nevada Housing Division	.(14,933)	(14,785)
Partner distributions	(41,519)	(41,519)
Net cash used in financing activities	(62,376)	(61,862)

Net increase (decrease) in cash	(47,807)	22,217
Cash and cash equivalents at beginning of year	83,304	61,087
Cash and cash equivalents at end of year	$35,497	$83,304

Supplemental disclosure:
Interest paid in cash - net of subsidies	$40,710	$41,224

Non-cash investing and financing activities:
Conversion of note payable to capital	$-	$87,935

See accompanying notes to financial statements.

6

Humboldt Village, L.P.

Notes to Financial Statements

Years Ended December 31, 2009 and 2008

1.	Organization and Summary of Significant Accounting Policies:

Organization

Humboldt Village Limited Partnership (the Partnership), was organized in 2003 as a limited partnership to develop, construct, own, maintain, and operate a 66-unit rental housing project for persons of low and moderate income. The Project is located in the city of Winnemucca, Nevada, and is currently known as Humboldt Village Apartments (the Project). The major activities of the Partnership are governed by the partnership agreement, USDA-Rural Development, and Internal Revenue Code Section 42. The Partnership is regulated by Rural Development as to rent charges and operating methods.

Each building of the project has qualified and been allocated low-income housing tax credits pursuant to Internal Revenue Code Section 42, which regulates the use of the project as to occupant eligibility and unit gross rent, among other requirements. Each building of the project must meet the provisions of these regulations during each of fifteen consecutive years in order to continue to qualify to receive the tax credits. Failure to comply with occupant eligibility and/or unit gross rent requirements, or to correct noncompliance within a specified time period, could result in recapture of previously claimed low-income housing tax credits plus interest and penalties. Such noncompliance may require an adjustment to the contributed capital by the limited partners.

In accordance with Rural Development requirements, the partners of the Partnership are restricted to an 8% per annum cash return on invested capital of $518,988. Unpaid distributions may accumulate for payment the following year. Profits and losses from operations are distributed to the general partners and the limited partners according to the Partnership agreement.

Basis of Accounting

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method of depreciation over the estimated useful lives of the assets, as shown below. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period. Maintenance and repairs, including the replacement of minor items, are expensed as incurred, and major additions to buildings, furnishings, and equipment are capitalized.

Major Groupings	Useful Lives (years)
Buildings & improvements	10-40
Furniture & equipment	3-7

7

Humboldt Village, L.P.

Notes to Financial Statements (continued)

Years Ended December 31, 2009 and 2008

1.	Organization and Summary of Significant Accounting Policies (continued)

Income Taxes

Income taxes on Partnership income are levied on the partners at the partner level. Accordingly, all profits and losses of the Partnership are recognized by each partner on its respective tax return. Federal and state tax authorities generally have the right to examine and audit the previous three years of tax returns filed. Any interest or penalties assessed to the Partnership are recorded in operating expenses. For the years ended December 31, 2009 and 2008, there were no interest or penalties recorded in the accompanying financial statements.

Cash and Cash Equivalents

For purposes of the statement of cash flows, cash and cash equivalents include all cash balances and highly liquid short-term investments with a maturity of three months or less. Restricted deposits and funded reserves are not considered cash equivalents.

Rental Income

Rental income is recognized as rents become due. Rental payments received in advance are deferred until earned. Interest and other sources of revenue are recognized as the period transpires for which the interest is earned or as services are rendered, and when the amounts and collection are reasonably assured. Unearned revenue includes rental assistance payments from RD-USDA and tenant rents paid in advance of the period in which these payments are recognized as revenue. All leases between the Partnership and the tenants of the property are operating leases.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

Accounts Receivable and Bad Debts

Accounts receivable consist of tenant rents receivable. The Partnership’s customers are primarily low-income rental tenants that may be affected by changing economic conditions. Management believes that its credit review procedures and tenant deposits have adequately provided for usual and customary credit-related losses. The Partnership’s policy for charging off tenant receivables is to consider write-down of receivables extending beyond 120 days after significant collection efforts have been made or when the financial condition of tenants warrants charge-off. Tenant receivables are determined to be past due after 30 days regardless of whether partial payments have been received. Based on the Partnership’s policy for charging off tenant receivables, the bad debts allowance is insignificant.

8

Humboldt Village, L.P.

Notes to Financial Statements (continued)

Years Ended December 31, 2009 and 2008

1.	Organization and Summary of Significant Accounting Policies (continued)

Recently Issued Accounting Pronouncements

The Partnership has reviewed the recently issued FASB Codifications (ASC’s) for the years ended December 31, 2009 and 2008, and have determined that none of the recently issued accounting codifications will have a material effect on the fair presentation of these financial statements.

2.	Long-Term Liabilities

Mortgage payable-Rural Development

The mortgage notes payable of $1,464,765 and $1,470,689 as of December 31,2009 and 2008 consist of five Rural Rental Housing Program mortgage loans under Rural Development. The mortgage notes are collateralized by the land and buildings and bear interest at 6.375% per loan per annum. These contract rates are subject to an interest credit agreement, which reduces the effective interest rates to 1% per annum. Principal and interest are payable in equal monthly installments of $148, $530, $318, $1,109, and $1,066, respectively, net of interest subsidy. The mortgage notes are due October 2053.

Mortgage Payable - Nevada Housing Division

This amount consists of two mortgage loans payable to Nevada Housing Division (NHD), totaling $846,786 and $861,719 as of December 31, 2009 and 2008. The loans are collateralized by second trust deeds on the land and buildings and bear interest rates of 1% per annum. Principal and interest are payable in quarterly installments of $3,719 and $2,155, with balloon payments due at the end of thirty years. The notes are due January 2035.

Note Payable - Gregory Development

The loan payable to Gregory Development was for development fees owed to the developer, which is owned by an affiliate of the general partner. The note payable was to be paid with distributions from surplus cash according to the terms set forth by the Partnership Agreement. If the development fees were not paid in full in accordance with Section 9.2(b) of the Partnership Agreement, then the balance of the development fee should be paid from available net operating income in accordance with the terms of Section 11.1 of the Partnership Agreement, but in no event later than December 31, 2016. The General Partner agreed to contribute this amount to capital in 2008 (see Note 6). The note balances at December 31, 2009 and 2008 were $0 and $0, respectively.

9

Humboldt Village, L.P.

Notes to Financial Statements (continued)

Years Ended December 31, 2009 and 2008

2.	Long-Term Liabilities (continued)

Future maturities of long-term debt are as follows:

Year ending December 31,
2010	$25,659
2011	26,829
2012	28,102
2013	29,488
2014	30,998
Thereafter	2,170,475
$2,311,551

As is customary in the low-income housing industry, interest rates on loans used to finance the purchase of low-income housing are, in some cases, substantially below usual prevailing market rates in other industries and many loans bear interest rate subsidies and longer terms than what is customary. As a result, debt discounts based on the future value of the cumulative differences between actual interest rates and prevailing market rates have not been recorded on the Partnership’s financial statements as the difference between actual interest rates and interest rates that are customary in the industry are not considered material. Management is of the opinion that recording substantial debt discounts based on differences from prevailing rates in other industries would make the financial statements misleading.

3.	Economic Dependency

A substantial amount of the revenues received by the Partnership come from U.S. Department of Agriculture-Rural Development. The Partnership received $242,282 and $227,201 in rental subsidy from the Rural Development contract during the years ended December 31, 2009 and 2008, respectively, in addition to substantial interest subsidies of $60,747 and $61,322, respectively. Operation of the Partnership depends upon continued funding by the U.S. Government.

4.	Risk Management

The Partnership is exposed to various risks of loss related to torts; theft of, damage to, and destruction of assets; errors and omissions; injuries to employees; and natural disasters. Various insurance policies have been purchased to cover the risks described above. The insurance policies require minimal deductible amounts which the Partnership pays in the event of any loss. The Partnership also has purchased a workers’ compensation policy. Settled claims resulting from losses have not exceeded commercial insurance coverage in any of the past three fiscal years.

10

Humboldt Village, L.P.

Notes to Financial Statements (continued)

Years Ended December 31, 2009 and 2008

5.	Cash Deposits

At December 31, 2009 and 2008, the carrying amount of the Partnership’s cash deposits were $333,646 and $344,774, respectively, and the bank balances were $348,374 and $348,265, respectively. Of the bank balances, $250,000 and $250,000 were covered by federal depository insurance, respectively.

6.	Related Party Transactions

The Project is managed by Weststates Property Management Co. (Weststates), an affiliate of the general partner. Under the Rural Development approved management agreement, fees of $39,340 and $38,367, respectively were paid to Weststates for Project management during the years ended December 31, 2009 and December 31, 2008. Weststates also received reimbursements from the Partnership for the following expenditures:

	Year Ended	Year Ended
	December 31, 2009	December 31, 2008
Manager salary	$25,170	$23,630
Repair and maintenance/labor	42,876	43,277
Group insurance	6,512	6,562
Workers compensation	2,188	2,389
Payroll taxes	7,334	6,584
	$84.080	$82.442

Coin-Op in Nevada, which is an affiliate of a general partner, has entered into a year-to-year revenue-sharing agreement with the Partnership to provide onsite laundry machine service to the tenants. The Partnership received $3,364 and $4,142, respectively for the years ended December 31, 2009 and 2008.

No amounts were payable and outstanding at December 31, 2009 and 2008, for expenditures charged by the related parties listed above.

The Partnership also carried a long-term note payable to Gregory Development, an affiliate that provided the development of the Partnership (see Note 2). In 2008, the Partnership converted the outstanding balance of the note to capital per the Partnership Agreement specifications. The note balances at December 31, 2009 and 2008, were $0 and $0, respectively. As per the Partnership Agreement, any surplus cash available for distribution by the Project must be distributed in accordance with the guidelines set forth therein. For the year ended December 31, 2009, the Partnership was authorized to make a distribution of $41,519. The distribution of funds, during the current year, consisted of: $8,404 to the General Partner; $28,013 to Incentive Management Fund of the General Partner; $3,602 to the Limited Partner; and $1,500 to the Limited Partners as an asset management fee.

11

SUPPLEMENTAL INFORMATION

12

Humboldt Village, L.P.

Supplemental Information

Year Ended December 31, 2009

1.	Management Fee Calculation

The management fee is based on a fee per unit occupied by tenants during the month.

Total Qualified Units (66 * 12 months)	792
Less: Rent Free Unit Vacancies	13
Total Occupied Units	779
Fee Per Unit (Effective January 2009)	$50,50
Management Fee Expense	$39,340

2.	Insurance Disclosure

The Partnership maintains insurance coverage as follows:

	Deductible	Coverage
Prop. Coverage on Buildings (Location 1)	$2,500	$1,355,750
Prop. Coverage on Buildings (Location 2)	$2,500	$1,778,210
Comprehensive Business Liability	$-	$1,000,000
Fidelity / Employee Dishonesty	$5,000	$1,000,000

3.	Return to Owner

In accordance with the Loan Agreement, the annual return to owner is as follows:

Maximum Return to Partners	$41,519

Budgeted Return to Partners	$41,519

Return to Partners Paid:
General Partner Distribution	$36,417
Limited Partner Distribution	5,102
$41,519

13

Report on Internal Control over Financial Reporting

and on Compliance and Other Matters based on an

Audit of Financial Statements Performed in

Accordance with Government Auditing Standards

To the Partners

Humboldt Village, L.P.

Winnemucca, Nevada

We have audited the financial statements of Humboldt Village, L.P. (the Partnership), as of and for the year ended December 31, 2009, and have issued our report thereon dated March 9, 2010. We conducted our audit in accordance with auditing standards generally accepted in the United States of America and the standards applicable to financial audits contained in Government Auditing Standards, issued by the Comptroller General of the United States.

Internal Control over Financial Reporting

In planning and performing our audit, we considered the Partnership’s internal control over financial reporting as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we do not express an opinion on the effectiveness of the Partnership’s internal control over financial reporting.

A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the Partnership’s ability to initiate, authorize, record, process, or report financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the Partnership’s financial statements that is more than inconsequential will not be prevented or detected by the Partnership’s internal control.

A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the financial statements will not be prevented or detected by the Partnership’s internal control.

Our consideration of internal control over financial reporting was for the limited purpose described in the first paragraph of this section and would not necessarily identify all deficiencies in internal control that might be significant deficiencies or material weaknesses. We did not identify any deficiencies in internal control over financial reporting that we consider to be material weaknesses, as defined above.

14

To the Partners

Humboldt Village, L.P.

Compliance and Other Matters

As part of obtaining reasonable assurance about whether the Partnership’s financial statements are free of material misstatement, we performed tests of its compliance with certain provisions of laws, regulations, contracts, and grant agreements, and other matters, noncompliance with which could have a direct and material effect on the determination of financial statement amounts. However, providing an opinion on compliance with those provisions was not an objective of our audit, and accordingly, we do not express such an opinion. The results of our tests disclosed no instances of noncompliance or other matters that are required to be reported under Government Auditing Standards.

This report is intended for the information of the partners, management and the U.S. Department of Agriculture-Rural Development and is not intended to be and should not be used by anyone other than these specified parties.

/s/ Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC

Kaysville, Utah

March 9, 2010

15

Humboldt Village, L.P.

Schedule of Findings and Questioned Costs

Year Ended December 31, 2009

Material Misstatements

During our audit for the year end December 31, 2009, we noted no Material Misstatements.

Significant Deficiencies

During our audit for the year end December 31, 2009, we noted no Significant Deficiencies.

16

Humboldt Village, L.P.

Schedule of Findings and Questioned Costs - Prior Year

Year Ended December 31, 2009

No matters were reported for the year ended December 31, 2008.

17